Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend
Derby, VT	July 9, 2004	For immediate release
For more information, contact Richard C. White at 802-334-7915

     Community Bancorp., the parent company of Community National Bank, of Derby, VT had reported earnings for the quarter ended June 30, 2004 of $819,204 or $0.22 per share, as compared to $1,088,881 or $0.29 per share for the same period a year ago. Year to date earnings were reported to be $1,583,043 or $0.42 per share compared to $1,997,937 or $0.53 per share for the first six months of 2003.

     As of June 30, 2004, the Company reported assets of $308,619,264 with total loans of $206,914,372 and deposits of $252,811,893.

     The Company's Board of Directors has declared a cash dividend of seventeen cents per share, payable August 1, 2004 to shareholders of record as of July 15, 2004.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.